SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JUNE 16, 1998
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                                NTL INCORPORATED
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               (Exact Name of Registrant as Specified in Charter)


         Delaware                   0-22616                     52-1822078
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(State or Other Jurisdiction      (Commission                  (IRS Employer
     of Incorporation)            File Number)               Identification No.)



110 East 59th Street, New York, New York                           10022
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(Address of Principal Executive Offices)                         (Zip Code)

        Registrant's Telephone Number, including area code  (212)906-8440
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          (Former Name or Former Address, if Changed Since Last Report)


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Item 5.  Other Events.
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     On June 16, 1998, NTL  Incorporated  ("NTL")  announced that it had entered into an acquisition agreement (the "ComTel Agreement") with Vision Networks III B.V., a wholly owned subsidiary of Royal PTT Nederland NV (KPN), for the acquisition of the operations of ComTel Limited and Telecential Communications (collectively, "ComTel").

     Under the ComTel Agreement, NTL will acquire ComTel for a total of 550 million pounds sterling in two stages. In the first stage, NTL has acquired certain of the ComTel properties for consideration of 275 million pounds sterling in cash; in the second stage, upon the completion of certain corporate reorganizations within ComTel, NTL will acquire the remaining ComTel properties for 200 million pounds sterling in cash and 75 million pounds sterling in a new NTL PIK Preferred Stock (the "Preferred Stock"). The Preferred Stock will have a pay-in-kind coupon of 9.9%, will mature in 2008, and is redeemable within 15 months for common stock valued at market, new NTL convertible preferred securities, or cash.

     NTL has financed the cash portion of the first stage of the transaction through a loan facility, completed through an amendment to NTL's existing bank facility with the Chase Manhattan Bank. At the time of the transaction, ComTel will not have any outstanding indebtedness.

     NTL also announced that it had entered into an acquisition agreement (the "Diamond Agreement") with Diamond Cable Communications plc ("Diamond").

     Under the Diamond Agreement, Diamond shareholders will receive 0.25 shares of NTL Common Stock for each Diamond Ordinary Share. Diamond has approximately
60.7 million fully diluted shares outstanding, and the total consideration for the transaction will be approximately 15.2 million NTL shares. Based on the closing price on June 15, 1998 of NTL Common Stock, the purchase price implies a total Diamond equity value of approximately $630 million.

     The Diamond Agreement contains provisions such that if NTL's stock price exceeds $52 per share for a measuring period prior to closing (the "Cap"), the number of NTL shares issued to Diamond will be decreased such that the consideration for four Diamond shares will not exceed $52. In the event that the transaction is not closed within four months, the Cap will be increased by $0.50, and an additional $0.50 per month thereafter until closing. The Diamond Agreement also contains provisions such that if NTL's stock price falls below $36 per share for a measuring period prior to closing, Diamond has the right to terminate the transaction, subject to NTL's right to adjust the exchange ratio such that the consideration will be $36 for four Diamond shares. The closing of the Diamond Agreement is subject to shareholder approval, bond consents and customary closing conditions.

     NTL also announced that it has provided to the Trustee of its 10 7/8% Senior Deferred Coupon Notes due 2003 (the "Notes") a notice that it will redeem the Notes on October 15, 1998. Pending such redemption, NTL has deposited in trust with the Trustee an amount equal to $218,586,840 to pay the redemption price (including principal) on the Notes, thereby defeasing
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certain of its obligations under the indenture governing the Notes.

     A copy of the press releases issued by NTL regarding these announcements are attached hereto as exhibits and incorporated herein by reference.

Item 7.   Financial Statements and Exhibits
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          Exhibits

  99.1    Press release, issued June 16, 1998 re: ComTel Limited

  99.2    Press release, issued June 16, 1998 re:  Diamond Cable
          Communications plc

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                                   SIGNATURES
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     Pursuant to the  requirements  of the Securities  Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                     NTL INCORPORATED
                                       (Registrant)


                                     By: /s/ Richard J. Lubasch
                                        -----------------------------
                                     Name:   Richard J. Lubasch
                                     Title:  Senior Vice President-
                                               General Counsel


Dated: June 16, 1998

                                  EXHIBIT INDEX
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Exhibit                                                                Page
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99.1   Press release, issued June 16, 1998 re: ComTel Limited

99.2   Press release, issued June 16, 1998 re:  Diamond Cable Communications plc